Exhibit 5.1

Our ref: GFW/673333.13

Taoping Inc. Kingston Chambers PO Box 173 Road Town Tortola British Virgin Islands

14 July 2021

Dear Sirs

Taoping Inc.

We have acted as counsel as to British Virgin Islands law to Taoping Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3 (file number 333-229323) (the “Registration Statement”) under the Securities Act of 1933, as amended, filed with the U.S. Securities and Exchange Commission (the “Commission”) and declared effective on 11 February 2019 relating to the offering of ordinary shares of the Company of no par value (the “Ordinary Shares”) having an aggregate offering price not to exceed $80,000,000 in the aggregate of Ordinary Shares, debt securities, warrants (the “Warrants”) and units and the prospectus supplement (the “Prospectus Supplement”) to be filed with the Commission on or about the date of this opinion. The Ordinary Shares and the Warrants are collectively referred to herein as the “Securities”.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1

The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 14 July 2021, including the Company’s Certificate of Incorporation and its Amended and Restated Memorandum and Articles of Association dated 23 December 2020 (the “Memorandum and Articles”).

1.2

The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on 14 July 2021 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.3	The written resolutions of the board of directors of the Company dated 12 July 2021 (the “Resolutions”).

1.4	A Certificate of Incumbency (the “Registered Agent’s Certificate”) dated 14 July 2021, issued by Maples Corporate Services (BV) Limited, the Company’s registered agent (a copy of which is attached as Annexure A).

1.5	The register of members of the Company (the “Register of Members”).

1.6	A Certificate of Good Standing dated 14 July 2021 in respect of the Company issued by the Registrar of Corporate Affairs in the British Virgin Islands (the “Certificate of Good Standing”).

1.7	The Securities Purchase Agreement dated 12 July 2021 between the Company and the investor(s) named therein (the “Securities Purchase Agreement”).

1.8	A form of the ordinary shares purchase warrant for the Company (the “Warrant Document”).

1.9	The Registration Statement.

1.10	The Prospectus Supplement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy of the Registered Agent’s Certificate, the Certificate of Good Standing and the Resolutions. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Memorandum and Articles remain in full force and effect and are unamended.

2.2	The directors of the Company at the date of the Resolutions were the persons named therein respectively as the directors.

2.3	Each director disclosed his interest (if any), in the manner prescribed in the Memorandum and Articles prior to passing any of the Resolutions adopted by the board of directors of the Company or the compensation committee of the Board of directors of the Company.

2.4	The members of the Company have not restricted or limited the powers of the directors of the Company in any way.

2.5	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

2.6	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.7	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.8	All signatures, initials and seals are genuine.

2.9	The Resolutions remain in full force and effect and have not been revoked or varied.

2.10	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under any and all documents entered into by such parties in connection with the issuance of the Securities, and the due execution and delivery thereof by each party thereto.

2.11	That the issuance and sale of and payment for the Securities will be in accordance with the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto).

2.12	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.13	The Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors and/or members of the Company taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

2.14	The accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us.

2.15	The completeness and accuracy of the Register of Members.

2.16	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. We have not made any investigation of the laws, rules or regulations of any jurisdiction other than the laws of the British Virgin Islands.

2.17	The Ordinary Shares issued pursuant to the Securities Purchase Agreement or the Warrant Document will, when issued, be issued out of the authorised but unissued Ordinary Shares of the Company.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the “Act”), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	Based solely on our review of the Memorandum and Articles, the Company is currently authorised to issue 100,000,000 ordinary shares of one class of no par value.

3.3	Upon the issuance of any Ordinary Shares and payment of the consideration therefore in accordance with the Securities Purchase Agreement, such Ordinary Shares will be validly issued, fully paid and non-assessable.

3.4	Upon the issuance of any Ordinary Shares upon exercise of the Warrants and payment of the consideration therefore in accordance with the Securities Purchase Agreement and the Warrant Document, such Ordinary Shares will be validly issued, fully paid and non-assessable.

3.5	The Ordinary Shares will be deemed to be issued when the name of the registered holder(s) is entered in the register of members of the Company as the registered holder(s) of the Ordinary Shares.

We hereby consent to the filing of this opinion as an exhibit to the Company’s report filing on Form 6-K with the Commission, which will be incorporated by reference into and deemed part of the Registration Statement and to the references to our firm in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations promulgated thereunder.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the British Virgin Islands by the Order of Her Majesty in Council.

4.3	Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

4.4	In this opinion, “non-assessable” means that the holders of fully paid shares in the Company have no liability to the Company, as shareholder, except for any liability expressly provided for in the Memorandum and Articles and any liability to repay a distribution under the Act.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters or documents not referred to herein or any circumstance, fact or event that occurs after the date of this legal opinion that may alter, affect or modify the opinions expressed herein.

This opinion letter is addressed to you and may be relied upon by you, your counsel and the purchasers of Securities pursuant to the Securities Purchase Agreement and the Warrant Document.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Appendix A

Registered Agent Certificate